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                     SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

     Agreement dated this 30th day of September, 1996 by and among TSR Inc., a Delaware Corporation with offices located at 400 Oser Avenue, Hauppauge, NY, hereinafter "TSR", William Connor, residing at 7 Blueberry Lane, Stony Brook, NY 11790, hereinafter referred to as Connor, and the Corporation defined in the third WHEREAS clause herein.

     WHEREAS, TSR has recently employed Connor, to work with TSR in developing a software conversion business which will correct existing operating and applications software so that it will operate accurately after the year 1999 (hereinafter referred to as the "Year 2000 Problem"), and

     WHEREAS Connor has recently developed what he considers to be unique software to solve the Year 2000 Problem and

     WHEREAS TSR has caused a new entity, Catch/21 Enterprises, Incorporated, to be formed as a Delaware Corporation which is being qualified to do business in NY and which has been capitalized with 200 shares of authorized but unissued shares Common Stock herein the "Corporation". TSR desires that the Corporation serve as the vehicle to continue the business of providing services to solve the "Year 2000 Problem", utilizing in part the software created by Connor and any subsequently developed software by Connor relating to the "Year 2000 Problem" and

     WHEREAS Connor has this date entered into a four (4) year employment agreement with the Corporation simultaneously with the execution of this


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Agreement.

     Now THEREFORE the Parties Agree as follows:

     1. TSR hereby subscribes for 160 shares of the Corporation authorized but unissued shares of Common Stock for an aggregate consideration of $40,000 of which $40,000 shall be paid by a credit of $40,000 expended by TSR in the development of the Corporation's business prior to the date hereof, or would constitute appropriate charges pursuant to Paragraph 10, hereof. TSR without representation or warranty, hereby assigns all of its right title and interest in all of its development work, specifically undertaken for the business of solving the "Year 2000 Problem". TSR and Connor acknowledge that, through the date hereof, the total amount expended or accrued or chargeable pursuant to Paragraph 10 hereof, by TSR for the business relating to the "Year 2000 Problem" has been $54,282. The difference between the $54,282 expended plus any additional amounts so expended or accruable through the date hereof, shall be treated as a TSR advance and shall be governed by Paragraph 5 hereof.

     2. The Corporation hereby assumes all obligations and liabilities, incurred by TSR through the date hereof related to the business of providing solutions to the "Year 2000 Problem".

     3. Connor hereby subscribes to 40 shares of the Corporation's authorized but unissued shares of Common Stock. As sole consideration for such shares, Connor hereby irrevocably assigns to the Corporation all of his right title and interest to all of the software conversion programs which Connor has created to solve the "Year 2000 Problem". In addition to the extent Connor subsequent to the


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date hereof creates any additions or modifications to such software programs or creates any new software programs related to or which can be used to solve the "Year 2000 Problem", Connor acknowledges that such additions, modifications or new software programs are being created for sole benefit of the Corporation and all title and interests therein shall vest in the Corporation. Connor agrees at any time, to execute such documents or instruments as the Corporation shall reasonably request so as to further perfect the Corporation's rights and title in such software.

     4. Connor hereby represents and warrants, to the best of his knowledge, that the software being assigned to the Corporation does not violate any trademarks, patents, copyrights or confidential or proprietary information owned or belonging to any third party.

     5. TSR may at its sole discretion make advances to the Corporation in amounts which shall be at TSR's sole discretion. Without TSR's prior written consent, the Corporation shall not engage in any business other than the business of developing and offering solutions to the "Year 2000 Problem". The scope and the amounts expended on the Corporation's business shall be at the sole discretion of TSR and TSR may at its sole discretion at any time cease providing advances for the continuance of the Corporation's business and demand the repayment of all outstanding advances together with interest thereon without incurring any obligation or liability to Connor. TSR may charge interest on all outstanding advances made to the Corporation, bearing such interest rates as TSR shall determine, provided however, that the rate of interest charged shall not exceed the rate of interest that third parties would charge in making similar loans to the


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 Corporation on the same terms and conditions as TSR.

     6. Connor understands that TSR will not authorize nor will it allow any director which it selects to declare any cash dividend on the Corporation's Common Stock until such time as all advances together with interest thereon have been repaid to TSR in full.

     7. Connor agrees that for a period of five years from the date hereof, without the prior written consent of TSR, he will not sell, assign, pledge or hypothecate any interest in the shares of the Corporation's Common Stock, being subscribed for hereby or any other interest in the Corporation, which he may acquire after the date hereof.

     8. Connor agrees that for a period of 10 years after the date hereof, during any time within such period that he may be permitted to sell any shares or interest in the Corporation, Connor shall 30 days prior to making any such sale, provide TSR with the right of first refusal to purchase such shares on the same terms and conditions as a third party, is willing to make such purchase. In connection with such obligation, Connor shall, 30 days prior to effecting a sale to a third party, provide TSR with written notice of such sale, the terms and conditions thereof and such other information as TSR may request. TSR shall have 20 days from receipt of such notice to notify Connor in writing that it elects to purchase such shares or such interests. In such event, TSR shall subject to co-operation by Connor, consummate the purchase within 20 days after its notice of acceptance to Connor.

     9. Connor and TSR agree that as shareholders of the Corporation, they


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will adopt standard by-laws and provide for a standard organizational meeting which among other things, will provide, to the extent not already included in the Corporation's Certificate of Incorporation, that the holders of a majority of the shares of the Corporation's Common Stock shall be entitled to elect all of the Corporation's Directors and that the Corporation's directors shall appoint or elect the Corporation's Officers.

     10. The parties hereto acknowledge, that at the sole discretion of TSR, TSR may provide to the Corporation during such periods as it deems appropriate the services of its employees, accounting services, space and facilities, including office space, telephone facilities and the use of equipment. The parties hereto further acknowledge that TSR shall charge the Corporation for any and all of such services which it provides at commercially reasonable rates. To the extent the Corporation is unable to make current payments on account of any of the foregoing charges, such unpaid amounts shall be treated as advances from TSR to the Corporation as though they were cash advances made pursuant to Paragraph 5 hereof.

     11. Connor hereby consents and authorizes the Corporation to enter into a tax sharing agreement with TSR which will provide that in TSR's sole discretion, it may report the Corporation's operating results as part of its consolidated Federal, State and to the extent appropriate, Local and Municipal consolidated tax returns. In such event TSR shall credit the Corporation with any benefit it receives on a dollar for dollar basis. The amount of any benefit shall be determined by the amount of any tax savings TSR receives by including the Corporation's results with


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its' own results. Should such inclusion of the Corporation's operating results, cause TSR to pay taxes in excess of what it would have been required to pay if such results were not included, the Corporation shall promptly pay an amount equal to such excess to TSR.

     12. This Agreement constitutes the entire agreement of the parties hereto and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

     13. Any notice required, permitted or desired to be given pursuant to any of the provisions of this agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

        If to TSR or the Corporation:

        Chairman of the Board
        TSR Inc.
        400 Oser Avenue
        Hauppauge, NY 11788

        with a copy to:

        Frank W. Geller, Esq.
        21 Leatherstocking Lane
        Mamaroneck, NY 10543

        If to Connor at:

        William Connor
        7 Blueberry Lane
        Stony Brook, NY 11790

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given


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under this Paragraph 12. The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

     14. No course of dealing nor any delay on the part of either party in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

     15. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed entirely therein.

     16. If any clause, paragraph, section of part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   TSR INC.
                                   By: /c/ JOSEPH F. HUGHES
                                       --------------------------------
                                 Name: Joseph F. Hughes
                                Title: President

                                       /c/ WILLIAM CONNOR
                                       --------------------------------
                                       William Connor


                                   Catch/21 Enterprises, Incorporated

                                   By: /c/ JOSEPH F. HUGHES
                                       --------------------------------
                                 Name: Joseph F. Hughes
                                Title: Chairman